Exhibit 12. Computation of Ratios

Ratio of Earnings to Fixed Charges
Dollars in millions	Years ended December 31, 2013	2012	2011	2010	2009
Earnings available for fixed charges
Income before provision for income taxes	$8,204.5	$8,079.0	$8,012.2	$7,000.3	$6,487.0
Noncontrolling interest expense in operating results of majority-owned subsidiaries less equity in undistributed operating results of less than 50%-owned affiliates	9.0	11.1	13.3	10.4	7.5
Income tax provision (benefit) of 50%-owned affiliates included in income from continuing operations before provision for income taxes	23.8	64.0	65.5	28.7	47.7
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	374.6	358.1	339.4	315.4	302.8
Interest expense, amortization of debt discount and issuance costs, and depreciation of capitalized interest*	548.9	550.1	520.5	479.1	504.5
	$9,160.8	$9,062.3	$8,950.9	$7,833.9	$7,349.5
Fixed charges
Portion of rent charges (after reduction for rental income from subleased properties) considered to be representative of interest factors*	$374.6	$358.1	$339.4	$315.4	$302.8
Interest expense, amortization of debt discount and issuance costs*	532.1	532.8	503.0	461.5	486.9
Capitalized interest*	15.6	16.1	14.0	12.0	11.9
	$922.3	$907.0	$856.4	$788.9	$801.6
Ratio of earnings to fixed charges	9.93	9.99	10.45	9.93	9.17

*
Includes amounts of the Company and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates. The Company records interest expense on unrecognized tax benefits in the provision for income taxes. This interest is not included in the computation of fixed charges.

Return on Average Assets
Dollars in millions	Years ended December 31, 2013	2012	2011
Operating income	$8,764.3	$8,604.6	$8,529.7
Average assets(1)	$35,406.0	$33,934.2	$32,861.1
Return on average assets	24.8%	25.4%	26.0%

(1)	Represents the average of the month-end balances of total assets for the past 13 months.

Return on Average Common Equity
Dollars in millions	Years ended December 31, 2013	2012	2011
Net income	$5,585.9	$5,464.8	$5,503.1
Average shareholders' equity(1)	$15,581.7	$14,562.8	$14,585.4
Return on average common equity	35.8%	37.5%	37.7%

(1)	Represents the average of the month-end balances of shareholders' equity for the past 13 months.

Fixed-rate Debt as a Percent of Total Debt
Dollars in millions	Years ended December 31, 2013	2012	2011
Total debt obligations	$14,129.8	$13,632.5	$12,500.4
Fair value adjustments(1)	12.8	42.3	55.9
Debt obligations before fair value adjustments	$14,117.0	$13,590.2	$12,444.5
Fixed-rate debt(2)	$10,489.5	$10,102.6	$8,562.3
Fixed-rate debt as a percent of total debt	74%	74%	69%

(1)
Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

(2)	Includes the effect of interest rate swaps.

Foreign Currency-denominated Debt as a Percent of Total Debt
Dollars in millions	Years ended December 31, 2013	2012	2011
Total debt obligations	$14,129.8	$13,632.5	$12,500.4
Fair value adjustments(1)	12.8	42.3	55.9
Debt obligations before fair value adjustments	$14,117.0	$13,590.2	$12,444.5
Foreign currency-denominated debt	$5,756.4	$4,864.5	$5,005.3
Foreign currency-denominated debt as a percent of total debt	41%	36%	40%

(1)
Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

Total Debt as a Percent of Total Capitalization
Dollars in millions	Years ended December 31, 2013	2012	2011
Total debt obligations	$14,129.8	$13,632.5	$12,500.4
Fair value adjustments(1)	12.8	42.3	55.9
Debt obligations before fair value adjustments	$14,117.0	$13,590.2	$12,444.5
Total capitalization(2)	$30,126.7	$28,883.8	$26,834.7
Total debt as a percent of total capitalization	47%	47%	46%

(1)
Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

(2)	Total capitalization represents debt obligations before fair value adjustments and total shareholders' equity.

Cash Provided by Operations as a Percent of Total Debt
Dollars in millions	Years ended December 31, 2013	2012	2011
Total debt obligations	$14,129.8	$13,632.5	$12,500.4
Fair value adjustments(1)	12.8	42.3	55.9
Debt obligations before fair value adjustments	$14,117.0	$13,590.2	$12,444.5
Cash provided by operations	$7,120.7	$6,966.1	$7,150.1
Cash provided by operations as a percent of total debt	50%	51%	57%

(1)
Reflects adjustments to the carrying value of debt obligations related to fair value hedges. These adjustments are excluded as they do not affect the amount of obligations at maturity. See Debt financing note to the consolidated financial statements.

Return on Incremental Invested Capital

See Part II, Item 7, page 23 of this Form 10-K for the calculation.